Joint Filer Information

Name:
KKR 1996 GP LLC

Johannes Huth

KKR Associates 1996, L.P.
Michael W. Michelson

KKR 1996 Fund L.P.
Alexander Navab

KKR-ZT, L.L.C.

Paul E. Raether

Todd A. Fisher

Neil A. Richardson

Edward A. Gilhuly

Scott M. Stuart

Perry Golkin
Henry R. Kravis

George R. Roberts

Address:
 9 West 57th Street

 New York, NY 10019

Designated Filer:
KKR 1996 GP LLC

Issuer and Ticker Symbol:
 ZTI Merger Subsidiary III, Inc.  (NONE)

Date of Event Requiring Statement:
November 13, 2003

KKR-ZT, L.L.C. previously held 19,062,500 shares of ZTI Series AA preferred stock.  Such shares of Series AA preferred stock were converted into 19,062,500 shares of ZTI common stock prior to the consummation of the merger effected pursuant to a merger agreement (the Merger Agreement) between ZTI Merger Subsidiary III, Inc., formerly known as Zhone Technologies, Inc. (ZTI), and Tellium, Inc., which subsequently changed its name to Zhone
Technologies, Inc. (Tellium).  Pursuant to the Merger Agreement, such shares of ZTI common stock were disposed of in exchange for 8,959,375 shares of Tellium common stock (after giving effect to Tellium's one-for-four reverse stock split effected in connection with the merger). On the effective date of the merger, there was no market for ZTI's common stock, and the closing price of Tellium's common stock was $1.69 per share (as reported on the Nasdaq SmallCap
Market, prior to giving effect to Tellium's one-for-four reverse stock split effected in connection with the merger).  The shares of Series AA Preferred Stock and Common Stock of the Issuer reported on this Form 4 are held of record by
KKR-ZT, L.L.C.  As the senior member of KKR-ZT, L.L.C., KKR 1996 Fund L.P. may be deemed to be the beneficial owner of such shares of preferred stock and common stock of the Issuer held by KKR-ZT, L.L.C  As the sole general partner of KKR 1996 Fund L.P., KKR Associates 1996, L.P. may be deemed to be the beneficial owner of such shares of preferred stock and common stock of the Issuer held by KKR-ZT, L.L.C.  As the sole general partner of KKR
Associates 1996, L.P., KKR 1996 GP LLC also may be deemed to be the beneficial owner of such shares of preferred stock and common stock of the Issuer held by KKR-ZT, L.L.C.

KKR 1996 GP LLC is a Delaware limited liability company, the managing members of which are Messrs. Henry R.
Kravis and George R. Roberts, and the other members of which are the individual Reporting Persons named above and
Mr. James H. Greene, Jr.  Each of the individual Reporting Persons may be deemed to share beneficial ownership of any shares of preferred stock and common stock of the Issuer that KKR 1996 GP LLC may beneficially own or be deemed to beneficially own, but disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.  The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the
Securities Exchange Act of 1934 or otherwise, the individual Reporting Persons are the beneficial owners of all such equity securities covered by this statement.

Each of the Reporting Persons listed above hereby designates KKR 1996 GP LLC as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

/s/ Richard J. Kreider

By Richard J. Kreider

Attorney-In-Fact for the Reporting Persons